Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact:
Lara Travars (336) 719-4492
Pike Electric Amends Credit Facility
— Extends Maturity to 2012, Increases Capacity —
MOUNT AIRY, N.C., August 3, 2009 /PRNewswire-FirstCall/ — Pike Electric Corporation (NYSE: PIKE), one of the nation’s leading energy solutions providers, announced today an amendment of its credit facility.
J. Eric Pike, Chairman and Chief Executive Officer, stated, “The amendment of our credit facility provides Pike with greater financial flexibility to operate and capitalize on opportunities as we further position Pike as one of the nation’s largest energy solutions providers.”
The credit agreement consists of two term loan facilities and a $115 million revolving credit facility. As of June 30, 2009, the Company had $140.5 million outstanding under the term loans and no borrowings outstanding under the revolver. The Company did not make any additional borrowings in connection with the amendment to the credit facility.
The material amendments to the credit facility include:
•	Extending the maturity of the revolver to July 1, 2012 from July 1, 2010
•	Increasing availability under the revolver to $115 million from $90 million
•
Increasing the aggregate dollar limits on the Company’s ability to invest in joint ventures, transfer assets to foreign subsidiaries, make earn-out payments, use unsecured debt, lease equipment, repurchase debt, pay dividends and repurchase equity

•	Increasing the letter of credit limit to $90 million from $50 million
The current interest rate on the revolving portion of the amended facility will increase to LIBOR plus 350 basis points from LIBOR plus 150 basis points. The current interest rate on the Company’s term loan remains unchanged at LIBOR plus 150 basis points. All financial covenants remained unchanged.
For further information, please refer to the Form 8-K filed on August 3, 2009 with the Securities and Exchange Commission.

About Pike
Pike is a leading provider of energy solutions for utilities, municipalities and cooperatives throughout the United States. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. Our website is located at www.pike.com.
Safe Harbor
This press release contains forward-looking statements that relate to Pike’s plans, objectives and estimates. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the “Risk Factor” and “Forward Looking Statements” sections of Pike’s Annual Report on Form 10-K for the fiscal year ending June 30, 2008, “Item 1A. Risk Factors” in Pike’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, and Pike’s other filings with the Securities and Exchange Commission. Pike makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.